Exhibit 99.1

FOR IMMEDIATE RELEASE

LAYNE CHRISTENSEN REPORTS

FISCAL 2016 FOURTH QUARTER AND FULL YEAR RESULTS

THE WOODLANDS, TEXAS, Tuesday, April 12, 2016 – Layne Christensen Company (NASDAQ: LAYN) (“Layne” or the “Company”) today announced financial and operating results for the fiscal 2016 fourth quarter (Q4 FY 2016) and fiscal year ended January 31, 2016 (FY 2016).

Highlights

•	Adjusted EBITDA (a non-GAAP financial measure as defined below) was $3.6 million in Q4 FY 2016 compared to ($5.8) million in Q4 FY 2015. For FY 2016, Adjusted EBITDA was $20.4 million compared to ($1.4) million for FY 2015.

•	As of January 31, 2016, cash and cash equivalents were $65.6 million, and total debt was $159.1 million. Total liquidity, which includes availability under Layne’s credit facility and total cash and cash equivalents, was $131.7 million at January 31, 2016, compared to $140.2 million at October 31, 2015 and $76.8 million at January 31, 2015.

•	Total backlog was $346.3 million at January 31, 2016 compared to $386.4 million at October 31, 2015 and $395.6 million at January 31, 2015. The decrease in backlog was primarily within the Heavy Civil division and related to the continuing strategic shift towards more selective opportunities, including negotiated and alternative delivery contracts and less emphasis on traditional fixed-price contracts.

Q4 FY2016 Overview

•	Revenues declined 11% to $159.2 million in Q4 FY 2016 from $178.7 million in Q4 FY 2015, largely related to lower revenues at Mineral Services and at Heavy Civil where we continue to make progress in the strategic realignment of the division.

•	Inliner posted solid performance during the quarter. Mineral Services was negatively impacted by the ongoing commodity-related headwinds and continuing operating and restructuring costs in Africa and Australia. Heavy Civil continued to narrow its operating losses. Water Resources continued to show strength in many of its core markets although revenues and profits were down modestly as a result of declining business within the energy sector.

•	Selling, general and administrative expenses in Q4 FY 2016 decreased by $6.4 million to $24.7 million, or 15.5% of revenues, from $31.1 million, or 17.4% of revenues, in Q4 FY 2015 due to reductions in personnel, consulting fees and relocation costs.

•	Net loss from continuing operations for Q4 FY 2016 was ($13.8) million, or ($0.70) per diluted share, compared to ($21.0) million, or ($1.05) per diluted share, for Q4 FY 2015. Included in Q4 FY 2016 results were $3.2 million, or ($0.16) per diluted share, in restructuring costs, primarily related to exiting Mineral Services’ operations in Australia. Q4 FY 2015 results included restructuring costs of $0.5 million, or ($0.03) per diluted share, primarily related to severance and other related costs associated with the restructuring plan implemented in FY 2015.

•	Reported net loss attributable to Layne for Q4 FY 2016 was ($16.6) million or ($0.84) per diluted share, compared to a net loss for Q4 FY 2015 of ($22.9) million, or ($1.16) per diluted share.

FY2016 Overview

•	Revenues for FY 2016 declined 5% to $683.0 million from $720.6 million in FY 2015, driven mainly by lower revenues at Mineral Services and Heavy Civil, partially offset by revenue increases at Water Resources and Inliner.

•	Selling, general and administrative expenses in FY 2016 decreased by $8.9 million to $108.2 million, or 15.8% of revenues, from $117.1 million, or 16.2% of revenues, in FY 2015.

•	Net loss from continuing operations for FY 2016 was ($52.9) million, or ($2.68) per diluted share, compared to ($62.4) million, or ($3.22) per diluted share, for FY 2015. Included in FY 2016 results were $17.9 million, or ($0.91) per diluted share, in restructuring costs, primarily related to exiting Mineral Services’ operations in Africa and Australia. FY 2015 results included restructuring costs of $2.7 million, or ($0.14) per diluted share, primarily related to severance and other related costs associated with the restructuring plan implemented in FY 2015.

•	Reported net loss attributable to Layne for FY 2016 was ($44.8) million or ($2.27) per diluted share, compared to a net loss of ($110.2) million, or ($5.61) per diluted share, in FY 2015. Included in FY 2016 results was net income from discontinued operations of $8.1 million, primarily related to the gain on the sale of the Geoconstruction business segment during the third quarter of FY 2016. FY 2015 results included a net loss from discontinued operations of ($46.9) million, relating to the loss on sale of Costa Fortuna and Tecniwell.

CEO Commentary

Michael J. Caliel, President and Chief Executive Officer of Layne, commented, “We continue to make progress along a number of fronts. Our full year fiscal 2016 results reflect the ongoing strength of our core water-related platforms, which again delivered revenue growth. We significantly improved our cash and liquidity position over the course of the year. In addition, we demonstrated meaningful progress in transforming our Heavy Civil division where we delivered significant improvements during the year as cost reductions, risk management initiatives and enhanced commercial discipline continued to take hold. The ongoing commodity-related headwinds continue to adversely impact our Mineral Services business; however, we anticipate operating this segment on a cash neutral basis, or better, going forward. To that end, in addition to our previously-announced winding down of operations in Africa, we have exited our Mineral Services business in Australia and we are currently evaluating alternatives to monetize the assets in both Australia and Africa.”

Mr. Caliel concluded, “We remain committed to manage costs and rationalize our asset base, where appropriate. Further, there was measurable progress on our company-wide business performance improvement initiative designed to reduce our overall cost structure, enhance our efficiencies, and optimize our commercial strategy with a focus on improving profitability and cash flow. Clearly, there is much more work to be done, however, we remain encouraged with our progress thus far as we are determined to deliver improved results going forward. Overall, we expect fiscal 2017 to show improvement over last fiscal year.”

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONSOLIDATED FINANCIAL DATA

	Three Months Ended January 31,		Fiscal Year Ended January 31,
(in thousands, except per share data)	2016	2015	2016	2015
Revenues	$159,243	$178,711	$683,010	$720,568
Cost of revenues (exclusive of depreciation and amortization, and impairment charges shown below)	(132,657)	(154,864)	(570,078)	(610,844)
Selling, general and administrative expenses (exclusive of depreciation, amortization and impairment charges shown below)	(24,712)	(31,127)	(108,159)	(117,085)
Depreciation and amortization	(7,756)	(9,645)	(32,685)	(41,978)
Impairment charges	—	—	(4,598)	—
Restructuring costs	(3,226)	(542)	(9,954)	(2,698)
Equity in earnings (losses) of affiliates	1,521	(271)	(612)	(2,002)
Gain on extinguishment of debt	—	—	4,236	—
Interest expense	(4,665)	(3,374)	(18,011)	(13,707)
Other income (expense), net	317	(219)	2,354	1,352

Loss from continuing operations before income taxes	(11,935)	(21,331)	(54,497)	(66,394)
Income tax (expense) benefit	(1,849)	370	1,635	3,945

Net loss from continuing operations	(13,784)	(20,961)	(52,862)	(62,449)
Net (loss) income from discontinued operations	(2,867)	(2,169)	8,057	(46,878)

Net loss	(16,651)	(23,130)	(44,805)	(109,327)
Net loss (income) attributable to noncontrolling interests	28	239	28	(824)

Net loss attributable to Layne Christensen Company	$(16,623)	$(22,891)	$(44,777)	$(110,151)

(Loss) earnings per share information attributable to Layne Christensen Company shareholders:
Loss per share from continuing operations - basic and diluted	$(0.70)	$(1.05)	$(2.68)	$(3.22)
(Loss) earnings per share from discontinued operations - basic and diluted	(0.14)	(0.11)	0.41	(2.39)

Loss per share attributable to Layne Christensen Company - basic and diluted	$(0.84)	$(1.16)	$(2.27)	$(5.61)

Weighted average shares outstanding - basic and dilutive	19,789	19,633	19,730	19,630

	As of
(in thousands)	January 31, 2016	January 31, 2015
Balance Sheet Data
Cash and cash equivalents	$65,569	$21,661
Adjusted working capital (excluding cash and cash equivalents)	65,711	83,171
Total assets	488,657	541,942
Total debt	159,074	128,708
Total Layne Christensen Company equity	128,658	181,215
Common shares issued and outstanding	21,172	20,121

Summary of Operating Segment Data

The following table summarizes financial information for the Company’s operating segments. A discussion of the results for Q4 FY 2016 and for full year FY 2016 for each segment versus the prior year period follows the table.

	Three Months Ended January 31,		Fiscal Year Ended January 31,
(in thousands)	2016	2015	2016	2015
Revenues
Water Resources	$54,998	$55,539	$227,534	$216,452
Inliner	52,365	50,814	193,704	175,001
Heavy Civil	38,064	50,442	175,773	207,036
Mineral Services	13,989	21,551	85,922	120,217
Other	4,448	4,591	17,682	19,178
Intersegment eliminations	(4,621)	(4,226)	(17,605)	(17,316)

Total revenues	$159,243	$178,711	$683,010	$720,568

Equity in earnings (losses) of affiliates

Mineral Services	$1,521	$(271)	$(612)	$(2,002)

Income (loss) from continuing operations before income taxes
Water Resources	$187	$1,399	$5,372	$10,695
Inliner	7,486	7,687	24,461	22,870
Heavy Civil	(1,353)	(6,085)	(4,633)	(21,502)
Mineral Services	(5,410)	(7,860)	(28,043)	(14,909)
Other	(175)	(609)	(132)	(55)
Unallocated corporate expenses	(8,005)	(12,489)	(37,747)	(49,786)
Gain on extinguishment of debt	—	—	4,236	—
Interest expense	(4,665)	(3,374)	(18,011)	(13,707)

Total loss from continuing operations before income taxes	$(11,935)	$(21,331)	$(54,497)	$(66,394)

Water Resources

	Three Months Ended January 31,		Fiscal Year Ended January 31,
(in thousands)	2016	2015	2016	2015
Revenues	$54,998	$55,539	$227,534	$216,452
Income from continuing operations before income taxes	187	1,399	5,372	10,695
Depreciation and amortization, included above	(3,342)	(3,587)	(13,471)	(12,530)
Impairment charges, included above	—	—	(4,598)	—
Restructuring costs, included above	—	(97)	—	(524)

For the three months ended January 31, 2016, Water Resources’ revenues were essentially flat compared to the prior year period, as growth in municipal and agricultural markets was offset by reduced revenues within the energy sector. Revenues within the energy sector during the quarter were $0.9 million in Q4 FY 2016 versus $7.2 million in the prior year period. Income from continuing operations before income taxes for the three months ended January 31, 2016 decreased by approximately $1.2 million due primarily to losses from a contracting energy business. Losses related to business within the energy sector were ($2.4) million in Q4 FY 2016 versus ($1.1) million in the prior year.

For the year ended January 31, 2016, Water Resources’ revenues grew by 5% compared to the prior year, primarily due to increased revenues from municipal and agricultural customers, partially offset by reduced revenues from the energy sector. Revenues within the energy sector were $9.8 million in FY 2016 versus $20.2 million in the prior year. Income from continuing operations before income taxes for FY 2016 decreased by approximately $5.3 million due primarily to an asset impairment charge of $4.6 million that was recorded during the second quarter of FY 2016 for the former Energy Services segment prior to the combination with the Water Resources segment. In addition to the asset impairment charge, loss before income taxes from business with energy customers was ($5.7) million in FY 2016 as compared to ($3.7) million in the prior year.

Backlog was $88.8 million at January 31, 2016 compared to $102.1 million at October 31, 2015 and $83.2 million at January 31, 2015. The decrease in backlog from October, a seasonal trend similar to last year, was partly related to lower bookings of new drilling projects in the western United States.

Inliner

	Three Months Ended January 31,		Fiscal Year Ended January 31,
(in thousands)	2016	2015	2016	2015
Revenues	$52,365	$50,814	$193,704	$175,001
Income from continuing operations before income taxes	7,486	7,687	24,461	22,870
Depreciation and amortization, included above	(684)	(654)	(2,489)	(2,767)
Restructuring costs, included above	—	—	(14)	—

For the three months ended January 31, 2016, Inliner revenues increased by 3% versus the prior year period primarily due to the addition of new crews and associated equipment, which increased from 34 at the end of FY 2015 to 38 at the end of FY 2016. Income from continuing operations before income taxes for the three months ended January 31, 2016 was relatively flat versus the prior year period.

For the year ended January 31, 2016, Inliner revenues grew by 11% compared to the prior year, primarily due to the addition of new work crews. For the year, income from continuing operations before income taxes was $24.5 million compared to $22.9 million in FY 2015, again benefitting from the addition of work crews.

Backlog was $113.6 million at January 31, 2016 compared to $122.5 million at October 31, 2015 and $126.8 million at January 31, 2015.

Heavy Civil

	Three Months Ended January 31,		Fiscal Year Ended January 31,
(in thousands)	2016	2015	2016	2015
Revenues	$38,064	$50,442	$175,773	$207,036
Loss from continuing operations before income taxes	(1,353)	(6,085)	(4,633)	(21,502)
Depreciation and amortization, included above	(461)	(739)	(2,270)	(4,060)
Restructuring costs, included above	(721)	—	(765)	(54)

For the three months ended January 31, 2016, Heavy Civil revenues decreased by 25% versus the prior year period primarily due to the continuing strategic shift towards a more selective new business approach focused on negotiated and alternative delivery contracts and less emphasis on traditional fixed-price contracts. Loss from continuing operations before income taxes of ($1.4) million for the three months ended January 31, 2016 improved relative to the prior year period loss of ($6.1) million, as a result of continued progress in completing fixed-price troubled contracts and improved profitability related to the strategic shift towards more selective work.

For the year ended January 31, 2016, Heavy Civil revenues declined by 15% compared to the prior year, primarily due to the implementation of the new strategy. For the year, loss from continuing operations before income taxes was ($4.6)

million compared to a loss of ($21.5) million in the prior year, due to continued progress on fixed-price troubled contracts and the improving performance on alternative delivery projects, as well as reduced overhead costs and depreciation expense.

Backlog was $143.9 million at January 31, 2016 compared to $161.8 million at October 31, 2015 and $184.6 million at January 31, 2015.

Mineral Services

	Three Months Ended January 31,		Fiscal Year Ended January 31,
(in thousands)	2016	2015	2016	2015
Revenues	$13,989	$21,551	$85,922	$120,217
Loss from continuing operations before income taxes	(5,410)	(7,860)	(28,043)	(14,909)
Depreciation and amortization, included above	(2,186)	(3,650)	(10,317)	(18,187)
Restructuring costs, included above	(2,948)	(64)	(16,759)	(1,403)
Equity in earnings (losses) of affiliates, included above	1,521	(271)	(612)	(2,002)

For the three months ended January 31, 2016, Mineral Services’ revenues decreased by 35% versus the prior year period primarily due to the continuation of declining global commodity prices and significant reductions in mining activity around the world. Revenues outside the United States declined more significantly than domestic revenues as domestic operations benefited from the growth of mine water management services. Loss from continuing operations before income taxes of ($5.4) million for the three months ended January 31, 2016 improved relative to the prior year loss of ($7.9) million as Mineral Services continues to implement cost reduction measures. Restructuring costs were approximately $2.9 million during Q4 FY 2016, primarily related to severance costs and write-down of fixed assets in Australia. In addition to the restructuring costs, Mineral Services incurred operating losses during the quarter of approximately ($1.5) million related to Africa and Australia.

For the year ended January 31, 2016, Mineral Services’ revenues declined by 29% compared to the prior year, primarily due to the continuing deterioration of industry conditions. For the year, loss from continuing operations before income taxes widened to ($28.0) million compared to a loss of ($14.9) million in the prior year, primarily as a result of the decision to exit operations in Africa and Australia. The costs incurred related to the restructuring activities were approximately $16.8 million, which consist of a $7.9 million write-down of inventory, a $3.9 million write-down of fixed assets, and $5.0 million of severance and other costs. In addition to the restructuring costs, Mineral Services incurred operating losses of approximately ($10.2) million related to Africa and Australia.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual segments, primarily included in selling, general and administrative expenses, were $8.0 million for Q4 FY 2016 compared to $12.5 million for the same period last year. Expenses for FY 2016 decreased to $37.7 million compared to $49.8 million in FY 2015. The decrease was primarily due to reductions in personnel, consulting fees and relocation expenses.

Use of Non- GAAP Financial Information

We use Adjusted EBITDA to assess performance which is not defined in generally accepted accounting principles (GAAP). Adjusted EBITDA represents income or loss from continuing operations before interest, taxes, depreciation and amortization, non-cash share-based compensation, equity in earnings or losses from affiliates, certain non-recurring or extraordinary items such as impairment charges, restructuring costs, gain on extinguishment of debt, and certain other gains or losses, plus dividends received from affiliates. We believe that the presentation of Adjusted EBITDA included in this report helps us explain underlying performance trends in the business and provides useful information to both management and investors. Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

The following table reconciles Adjusted EBITDA to net loss from continuing operations, which we consider to be the most directly comparable GAAP financial measure to Adjusted EBITDA.

	Three Months Ended January 31,		Fiscal Year Ended January 31,
(in thousands)	2016	2015	2016	2015
Net loss from continuing operations	$(13,784)	$(20,961)	$(52,862)	$(62,449)
Income tax expense (benefit)	1,849	(370)	(1,635)	(3,945)
Interest expense	4,665	3,374	18,011	13,707
Depreciation and amortization	7,756	9,645	32,685	41,978
Non-cash share-based compensation	717	951	3,919	2,617
Equity in (earnings) losses of affiliates	(1,521)	271	612	2,002
Impairment charges	—	—	4,598	—
Restructuring costs(1)	3,643	542	17,859	2,698
Gain on extinguishment of debt	—	—	(4,236)	—
Other (income) expense, net	(317)	219	(2,354)	(1,352)
Dividends received from affiliates	564	524	3,852	3,327

Adjusted EBITDA	$3,572	$(5,805)	$20,449	$(1,417)

(1)	Restructuring costs includes $0.4 million for Q4 FY 2016 and $7.9 million for FY 2016 relating to the write-down of the carrying value of inventory in Layne’s African and Australian operations, which are reflected as part of cost of revenues in the Consolidated Statement of Operations.

Conference Call

Layne Christensen will conduct a conference call at 9:00 AM ET / 8:00 AM CT Wednesday, April 13, 2016, to discuss these results and related matters. Interested parties may participate in the call by dialing 1-877-407-0672 (Domestic) or 1-412-902-0003 (International). The conference call will also be broadcast live via the Investor Relations section of Layne’s website at www.layne.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days. A telephonic replay of the conference call will be available through April 20, 2016 and may be accessed by calling 1-877-660-6853 (Domestic) or 1-201-612-7415 (International) and using passcode 13633305#.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as

“should,” “intend,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

About Layne

Layne is a global solutions provider to the world of essential natural resources—water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

Contacts

J. Michael Anderson

Chief Financial Officer

281-475-2694

michael.anderson@layne.com

Dennard Lascar Associates

Jack Lascar

713-529-6600

jlascar@dennardlascar.com

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